Exhibit 10.2

Dominion Resources, Inc.
Restricted Stock Award Agreement

     THIS AGREEMENT, dated May 26, 2005, between DOMINION RESOURCES, INC., a Virginia Corporation (the "Company") and Thos. E. Capps ("Participant"), is made pursuant and subject to the provisions of the Dominion Resources, Inc. 2005 Incentive Compensation Plan (the "Plan"). Executive and the Company entered into an amendment to Employment Agreement as of May 26, 2005 (the"Employment Agreement"), and this grant is also being made pursuant to the terms of such Agreement. All terms used herein have the same meaning given them in the Plan or Employment Agreement as the case may be.

1.     Award of Stock. Pursuant to the Plan, 57,098 shares of Company Stock (the "Restricted Stock") were awarded the Participant on May 26, 2005, subject to the terms and conditions of the Plan, and subject further to the terms and conditions set forth herein and attached hereto.

2.     Terms and Conditions.

      Forfeiture. The Participant's rights in any unvested shares of the Restricted Stock are subject to forfeiture if he breaches or fails to satisfy certain provisions of his Employment Agreement, including the non-competition provisions of such agreement.
      Nontransferability. Except as provided in paragraph 3, no rights in the shares of Restricted Stock are transferable until vested.
      Stock Power. As a condition to receipt of this award, the Participant shall deliver to the Company a stock power, endorsed in blank, with respect to the Restricted Stock.
      Custody of Certificates. The Company shall retain custody of the stock certificates evidencing shares of the Restricted Stock.
      Vesting.

19,032 shares shall vest on May 26,2006;
19,033 shares shall vest on May 26, 2007; and
19,033 shares shall vest on May 26, 2008;

          subject to the terms of the Employment Agreement and other provisions herein.

3.     Death or Disability. The Participant's rights in any unvested shares of Restricted Stock shall become nonforfeitable and transferable as of the date of his death or Disability as defined in the Employment Agreement.

4.     Shareholder Rights. With respect to Restricted Stock, the Participant shall have the right to receive dividends and shall have the right to vote shares of Restricted Stock.

5.     Delivery of Shares.

      Share Delivery. As soon as practicable after the requirements of paragraph 2 or 3 are satisfied, the Company will deliver the Participant the appropriate number of shares of Company Stock. The Company will also either cancel or deliver to the Participant the stock power covering such shares.
      Withholding of Taxes. No Company Stock will be delivered until the Participant (or his successor) has paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws (the "Applicable Withholding Taxes") or the Participant and the Company have made satisfactory provision for the payment of such taxes. As an alternative to making a cash payment to satisfy the Applicable Withholding Taxes, the Participant or his successor may elect to (i) deliver Mature Shares (valued at their Fair Market Value) or (ii) to have the Company retain that number of shares of Restricted Stock (valued at their Fair Market Value) that would satisfy the Applicable Withholding Taxes.

6.     Fractional Shares. A fractional share of Company Stock shall not be issued and any fraction shall be disregarded.

7.     No Right to Continued Employment. This Restricted Stock award does not confer upon the Participant any right with respect to continuance of employment by the Company or a Dominion Company, nor shall it interfere in any way with the right of the Company or a Dominion Company to terminate the Participant's employment at any time.

8.     Change in Capital Structure. The terms of the Restricted Stock Award shall be adjusted as provided in Section 15 of the Plan if the Company has a change in capital structure.

9.     Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

10.   Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date of the award and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the plan as in effect on the date of the award of Restricted Stock.

11.   Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

12.   Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

IN WITNESS WHEREOF the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.
Dominion Resources, Inc.

By: /s/ Dr. Frank S. Royal Dr. Frank S. Royal Chairman Dominion Resources, Inc. Organization, Compensation and Nominating Committee

Agreed and Accepted:

     /s/ Thos. E. Capps
Thos. E. Capps